Exhibit 6.15

ROYALTY OPTION AGREEMENT

This Royalty Option Agreement (“Agreement”) is entered into as of October 10, 2022, by and between RoyaltyTraders LLC dba SongVest, a Delaware limited liability company (“SongVest”) at 1053 East Whitaker Rd Suite 115, Raleigh, NC 27604, and Fred Scruggs, 18274 Terra Verde Place, Canyon Country, California, 91387 (“Seller”) and, collectively with SongVest, the “Parties.”

WHEREAS, Seller is granting to SongVest an exclusive option to enter into the Transaction, which option shall be deemed exercised in the event the Option Threshold is satisfied.

WHEREAS, Subject to the satisfaction of the Option Threshold hereunder, Seller will sell to SongVest the right to receive Royalties deriving from the Portfolio during the Royalty Periods (as listed on Schedule A), and SongVest will issue proceed rights units (each a “Unit” and collectively the “Proceed Rights”) to a third-party investor (the “Investor”) in and to such Royalties via the SongVest website (the “Site”) as further set forth herein (collectively, the “Transaction”).

WHEREAS, the Parties desire to memorialize their agreement regarding the Royalties to be directed and paid to SongVest in exchange for the payment of the Purchase Price to Seller.

NOW, THEREFORE, the Parties hereby agree as follows:

Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Assets” means the assets contained in the Portfolio (e.g., Compositions) as listed on Schedule A attached hereto and made a part hereof.

“Auction Period” means the dates during which the Test the Waters Auction is held and ending on the last day of the Test the Waters Auction.

“Artist(s)” means those recording artists whose musical performances are embodied in the Assets contained in the Portfolio, if any, and as set forth on Schedule A.

“Compositions” means those musical compositions the titles of which are set forth on Schedule A.

“Fees and Expenses” means the fees and expenses, including Anticipated Fees, incurred by SongVest for its time and effort to place the Proceed Rights into the Offering and market the Units and Proceed Rights to the general public. Fees and Expenses include, without limitation, legal and other regulator costs related to completing the Offering memorandum and closing. Anticipated Fees are outlined in Schedule B, though actual Fees and Expenses may differ.

“Net Revenue” means the Royalties generated from the Portfolio Assets less any service fee charged by the Publisher (or other third party) and current taxes payable during the current period as withheld by the Publisher (or other third party) for the sole purpose of remittal to an entity with taxing authority in the normal course of business.

“Offerings” means the offerings held by SongVest via the Site wherein the Investor is issued the Units and Proceed Rights.

“Option Threshold” means an amount equal to the sum of (i) the Purchase Price that has been raised and secured by SongVest through the Offering; and (ii) the amount set forth on Schedule B, if any. For the avoidance of doubt, if SongVest does not secure an amount equal to or in excess of the Option Threshold, through the Offering, the Option Threshold will not be deemed satisfied.

“Percentage Interest” means the percentage of Seller’s revenue that SongVest is entitled to receive from the Seller with respect to the Revenue Sources, whereunder the Agreement the Percentage Interest is one hundred percent (100%).

“Portfolio” means the portfolio of Assets as set forth on Schedule A.

“PRO” means Seller’s public performing rights organization, currently BMI.

“Public Performance” means the broadcast or other performance of a Composition in a public environment.

“Publisher” means the third-party publisher that administers Seller’s publishing, currently Universal Music Publishing Group.

“Publisher’s Share” means Seller’s so-called “publisher’s share” of royalties derived from the Compositions.

“Purchase Price” means the final purchase price for the Royalties by SongVest as set forth on Schedule A.

“Revenue Sources” means those sources of revenue earned and received by Seller and from which the Royalties are derived from the Assets, which may include, as set forth on Schedule A, mechanical income, licensing and/or performance revenue. With respect to public performance income, Revenue Sources shall solely include the Publisher’s Share and specifically exclude the Writer’s Share.

“Royalty Period” means, with respect to the Royalties, the period commencing with the initial payment of the Royalties to the Investor and ending on such date as set forth in Schedule A.

“Royalties” means the royalties payable to SongVest in connection with the Portfolio that derive from the Revenue Sources based on the Percentage Interest.

“Royalty Interest” means the percentage of the Royalties that SongVest is entitled to as set forth in Schedule A based on the Percentage Interest.

“Seller Agreements” means those agreements between Seller and third parties, including Artists and/or Publisher, wherein Seller is entitled to receive the Percentage Interest of all Assets.

“Term” means the term of this Agreement, which Term shall commence on the date of signature of this Agreement and continue until the earlier of (a) the date that the Option Threshold is deemed to not be satisfied and (b) the date that all Royalties payable during the Royalty Period have been paid to SongVest. For the avoidance of doubt, in the event the Option Threshold has been satisfied, SongVest’s option to enter into the Transaction shall be deemed exercised and the Term shall continue through the date that all Royalties payable hereunder have been paid to SongVest.

“Test the Waters Auction” is a means in which SongVest may hold a pre-auction at SongVest.com website, where individuals can bid, through a second-price auction process. SongVest may use this process to gauge interest in the auction to help us finalize the number of shares and price per share of the Units.

1. Transaction/Offering.

a.	Seller hereby grants to SongVest the exclusive right during the Term to conduct the Offering, and at SongVest’s discretion, a Test The Waters Auction prior thereto via the Site for the Auction Period. Upon the conclusion of the Offering, and solely in the event the Option Threshold is satisfied, SongVest’s option to enter into the Transaction shall be deemed exercised and Seller shall irrevocably assign, grant and convey the rights to the Royalties to SongVest for the entire duration of the Royalty Period.

b.	SongVest shall be solely responsible for the payment of the Proceed Rights to the Investor from the Royalties received from Seller hereunder throughout the Royalty Period. Seller shall execute the irrevocable notice of assignments (the “Direction Letters”) attached hereto as Exhibit “A,” in which Seller will direct Publisher and/or the Publisher, as applicable, and shall direct any other third-party publisher or Revenue Source, to pay directly to SongVest one hundred percent (100%) of the Royalties. The Direction Letter shall remain in full effect, is irrevocable, and Seller shall never attempt to modify the terms of the Direction Letter or notify a Publisher or Publisher (as applicable) that the Royalties should no longer be directed to SongVest. Seller shall also execute any other document as a Publisher, Publisher (as applicable) or SongVest may require to assure such assignment. Notwithstanding the foregoing, in no event shall Seller be liable for any failure of Publisher or Publisher (as applicable) to pay pursuant to the Direction Letter, provided however Seller shall use reasonable commercial efforts to enforce all its rights and remedies in connection therewith.

c.	Promptly upon the conclusion of the Offering and receipt of the full Purchase Price therefor, SongVest will pay the full amount of the Purchase Price to Seller.

d.	Notwithstanding the foregoing or anything herein to the contrary, in the event the Option Threshold is not satisfied (i.e., the full Purchase Price is not secured during an Offering), no rights to Royalties or any other revenue or property of Seller shall transfer to SongVest hereunder, SongVest’s option to enter into the Transaction shall be waived, and the Term of this Agreement shall terminate.

2. Royalties. In consideration of the Purchase Price paid to Seller hereunder, during the Royalty Period, Seller hereby agrees to pay (or direct payment) from all applicable third parties, including Publisher and Publisher all Royalties from the following Assets and applicable Revenue Sources, as applicable hereunder and listed in Schedule A, in connection with the Portfolio as follows:

a.	Compositions: Revenue earned by Seller in connection with the exploitation of the Compositions in the Portfolio will be paid at the Percentage Interest and for the applicable Revenue Sources as set forth in Schedule A. Revenue shall be determined by reference to the royalty statements from the royalties and other income paid to Seller for the applicable month, calendar quarter or bi-yearly, as applicable, which shall be conclusive and binding upon the Parties, absent manifest error.

b.	Additional Assets: Revenue earned by Seller from the Revenue Sources in connection with additional Assets as listed in Schedule A, if any, will be paid to SongVest and will be calculated on the Percentage Interest on Schedule A.

c.	Accounting:

i.	A. Seller shall, pursuant to irrevocable letters of direction (“LOD”), a copy of which is attached hereto as Exhibit A, direct and cause Publisher and/or other third party, as applicable, that distributes Assets and accounts to Seller in connection with Royalties therefor, to account and pay all Royalties to SongVest for the entire Royalty Period at the same time and on the same terms as such party is required to account to Seller.

B. In the event Publisher and/or other third party, as applicable, fails to account or pay Royalties to SongVest directly as required hereunder, Seller shall account to SongVest via a statement and pay all Royalties earned during such period no later than fifteen (15) days after receipt by Seller of such Royalties. All payments shall be made to SongVest via wire transfer of immediately available funds pursuant to SongVest’s written instructions for same. In the event Seller conducts an audit of any of Publisher’s books and records regarding the sale of any Asset in the Portfolio at any time during the Term, Seller shall notify SongVest thereof and allow SongVest to participate in such audit as it relates to sales of Portfolio. In the event Seller receives any proceeds or awards from any such audit or other claim relating to the Portfolio, Seller will immediately notify SongVest thereof and pay to SongVest its proportionate share of the proceeds (subject to a deduction therefrom of Seller’s actual, verifiable costs in conducting such audit or claim). Upon SongVest’s request therefor and subject to SongVest covering the costs thereof, Seller agrees to conduct an audit of Publisher’s books and records related solely to accountings in connection with Royalties hereunder. In the event such audit reveals an underpayment of any monies due and payable in connection with Assets that were the subject of such audit, Seller shall ensure that such additional monies are collected and paid directly to SongVest.

ii.	At any time within two (2) years after any statement is rendered to SongVest hereunder, SongVest shall have the right to, upon thirty (30) days written notice, examine Seller’s books and records with respect to such statement. Such examination shall be at SongVest’s sole cost and expense, by a certified public accountant or other qualified representative designated by SongVest. Such examination shall be made during Seller’s usual business hours at the place where Seller maintains the books and records which relate to the Portfolio and which are necessary to verify the accuracy of the statement. Seller shall have no obligation to produce such books and records more than once with respect to each statement rendered to SongVest. Unless notice shall have been given to Seller as provided hereinabove, each royalty statement rendered to SongVest shall be final, conclusive and binding on SongVest and shall constitute an account stated. SongVest shall be foreclosed from maintaining any action, claim or proceeding against Seller in any forum or tribunal with respect to any statement or accounting rendered hereunder unless such action, claim or proceeding is commenced against Company in a court of competent jurisdiction within eighteen (18) months after the date such statement or accounting is rendered.

3. Seller’s Representations, Warranties and Covenants. The Seller hereby represents, warrants and covenants to SongVest that as of the date hereof:

a.	Seller: (i) owns and/or has the irrevocable, exclusive right to receive the Royalties free and clear of any mortgage, pledge, lien, charge, security interest, encumbrance, restriction or adverse claim of any nature whatsoever (collectively, “Liens”), other than any tax obligation that Seller must satisfy in connection with the purchase and sale of the Royalties hereunder, (ii) is not aware of any Liens being asserted against the Royalties, (iii) has not consented to the imposition of any Liens on the Royalties and (iv) has not sold, assigned, transferred or otherwise encumbered any of Seller’s rights in the Royalties to any person or entity other than SongVest;

b.	Seller is competent to enter into (and understands the terms of) this Agreement and has been represented by tax and accounting advisors and legal counsel in the negotiation and execution of this Agreement, or knowingly waived Seller’s right to do so;

c.	Seller intends to (and shall) fully and timely satisfy all tax obligations of Seller flowing from this Agreement from the proceeds Seller receives from SongVest hereunder; In the event Seller fails to satisfy tax obligations flowing from this Agreement, SongVest will not be subject to liability on behalf of Seller;

d.	Seller shall indemnify, defend and hold harmless SongVest, its agents, attorneys, employees, officers, directors, successors and assigns (collectively, the Indemnified Parties”) from and against all claims, losses, damages, penalties, judgments, lawsuits and all related costs and expenses of any nature (including legal fees and costs) (collectively, “Costs”) which may be incurred by or asserted against any of the Indemnified Parties arising out of, related to, or in connection with, this Agreement or any rights assigned or granted to SongVest hereunder, the Compositions and/or other Assets (or any of them), or any breach or alleged breach by Seller of Seller’s obligations, agreements, covenants, representations and/or warranties in this Agreement.

e.	Seller has all necessary right, power, legal capacity and authority, and all necessary actions on the part of Seller (including action required to be taken by Seller’s officers, directors, shareholders, trustees, executors or representatives) have been duly and validly taken to authorize Seller: (i) to own the Royalties; (ii) to sell, assign and transfer the Royalties as provided herein; (iii) to effectuate the execution and delivery of this Agreement; (iv) to execute and deliver those documents and instruments referred to in the Schedules and Exhibits of this Agreement, and all other reasonably necessary documents or instruments contemplated hereby; and (v) to perform the terms, conditions, and obligations hereof and the transactions contemplated hereby. No approvals or consents of any persons or entities other than Seller are necessary in connection therewith, including, without limitation, any approval or consent by the Publishers, PROs, co-writers or owners of the Assets, and/or any third-party publishers or PROs, as applicable. SongVest has all necessary right, power, legal capacity and authority to (i) sell, market (directly or indirectly) advertise or promote securities as that term is understood by the U.S. Securities and Exchange Commission (SEC) including any related to the Portfolio, (ii) to effectuate the execution and delivery of this Agreement; (iii) to execute and deliver those documents and instruments referred to in the Schedules and Exhibits of this Agreement, and all other reasonably necessary documents or instruments contemplated hereby; and (iv) to perform the terms, conditions, and obligations hereof and the transactions contemplated hereby. This Agreement is legal, valid, and binding upon the Parties and is enforceable in accordance with its terms.

f.	As of the date of execution of this Agreement, Seller has no outstanding, unrecouped, and /or unearned advances in respect of or affecting the Royalties and, at no time during the Term will Seller enter into any agreement affecting the payment of Royalties hereunder, including, without limitation, any agreement whereby Seller receives any advance or other monies that are recoupable from (or otherwise reduce) Royalties payable hereunder.

g.	All federal, state and local taxes accrued or owing to and including the date of execution of this Agreement arising out of or in connection with the Royalties, including without limitation any sales or transfer taxes resulting from the transaction contemplated herein, if any, have been or will be paid or caused to be paid by Seller. The Royalties are free and clear of any and all liens, charges, mortgages, pledges, claims, encumbrances, obligations or liabilities of any kind or nature whatsoever whether accrued, absolute, contingent or otherwise.

h.	Throughout the entire Term, Seller shall use its reasonable commercial efforts to ensure that Publisher continuously pays Royalties, and that Publisher sells and exploits through all channels the Assets contained in the Portfolio, promotes, markets and advertises the Portfolio, and that the entire Portfolio shall remain in Publisher’s catalog and in no event shall any portion thereof be deleted therefrom unless same is the subject of any bona-fide dispute with Publisher. Further, Seller shall not, at any time during the Royalty Period, sell, assign, transfer or otherwise dispose of any Asset contained in the Portfolio (or any portion thereof). The foregoing restriction shall not apply to any of Sellers’s Publishers, provided Seller shall provide written notice to SongVest of any sale by the foregoing promptly upon receiving notice from such third parties.

i.	Seller has not assigned, pledged or otherwise transferred or encumbered the rights in the Royalties or any other rights being granted hereunder and has not and will not grant any rights or incur any obligations that are inconsistent with the rights granted herein or Seller’s obligations under this Agreement.

j.	Seller will maintain the power, right and authority to perform its obligations hereunder at all times during the Term.

k.	Each Seller Agreement is: (i) in full force and effect as of the date hereof and shall remain in effect throughout the entire Term, and (ii) a valid and binding agreement between Seller and the applicable third party (e.g., Artist) wherein Seller is irrevocably entitled to receive and retain all Royalties with respect to the Assets.

l.	At no time during the Term shall Seller terminate, rescind, revoke or attempt to terminate, rescind or revoke such Seller Agreement or any LOD without the prior written approval of SongVest.

4. Continuation of Publisher and PRO Affiliation Agreements.

a. Seller covenants and agrees that Seller: (i) will not voluntarily terminate Seller’s affiliation or membership agreements with Publisher and/or PRO (“Seller’s Affiliation Agreements”), (ii) will use Seller’s reasonable commercial efforts to avoid any involuntary termination of Seller’s Affiliation Agreements, (iii) and will use Seller’s reasonable commercial efforts to prevent any of the representations or the warranties made by the Seller hereunder to become untrue or inaccurate in any respect.

b. Without limiting the generality of the foregoing, Seller agrees that Seller shall not attempt to re-register, remove, move, re-direct or disassociate (each a “change”) all or any of the Compositions from Publisher and/or PRO, as applicable, or any other organization or entity paying Assigned Royalties to Buyer. Notwithstanding the foregoing, Seller agrees that if Seller is required by law to re-register, remove, move, re-direct or disassociate all or any of the Compositions from Publisher and/or PRO, as applicable, or any other organization or entity that is paying Assigned Royalties to Buyer, Seller agrees to notify, in writing, Buyer at least sixty (60) days in advance of said change. Such notice shall include the titles of all of the Compositions which shall be the subject matter of such change, and the particular change to be made. Seller further agrees to cooperate with Buyer and take whatever actions are necessary, complete and execute any necessary paperwork, documents and instruments and submit same to the new Publisher(s) and/or PRO(s) so that the entire grant and assignment agreed upon in this Agreement shall continue to be paid to Buyer uninterruptedly. If Seller fails to notify Buyer such that Buyer cannot obtain the Assigned Royalties due Buyer per this Agreement within sixty (60) days after any change, Seller agrees to immediately compensate Buyer one hundred percent (100%) of the Purchase Price plus eighteen percent (18%) interest compounded annually from the date of full execution hereof in addition to the royalty payments due hereunder. Seller agrees that any royalties collected by Seller which should have been paid to Buyer per this Agreement will be paid directly to the Buyer by the Seller within fifteen (15) days after Seller’s receipt thereof. Any delay in settlement of royalties due Buyer will be subject to payment of interest at a rate of two percent (2%) per month.

5. Successors & Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators. Neither party may assign any of its rights hereunder; provided, however, that SongVest may assign this Agreement or any of its rights hereunder to a third party which agrees to assume SongVest’s obligations hereunder.

6. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6):

If to Seller:	Fred Scruggs

18274 Terra Verde Place

Canyon Country, California, 91387

If to SongVest:	RoyaltyTraders, LLC dba SongVest

1053 East Whitaker Mill Road, Suite 115

Raleigh, NC 27604

Attention: President

7. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, USA (without regard to its conflicts of law doctrines) as if this Agreement were entered into and wholly to be performed therein. All actions arising out of or relating to this Agreement shall be brought in the State or Federal courts in Davidson County, Tennessee, and the parties hereby submit to the jurisdiction of such courts. If any legal action or other proceeding is brought for the enforcement of this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs insured in such action or proceeding in addition to any other relief to which such party may be entitled.

8. Entire Agreement; Modifications; Headings. This Agreement, together with the Closing Documents, constitute the entire understanding between the Parties with respect to the transactions contemplated herein and supersede all other agreements and understandings between the Parties; provided, however, that in the event of any conflict, the terms of this Agreement shall prevail. No modification of this Agreement shall be valid unless in writing and signed by both Parties. The titles and headings of the various articles and sections in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever or to explain, modify, or place any construction on any of the provisions of this Agreement.

9. Third-Party Beneficiary. The Parties acknowledge and agree that the Investor is an intended third-party beneficiary of this Agreement and, therefore, that the Investor may enforce its terms directly.

10. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement under seal (each Party adopting the word “SEAL” as its true and lawful seal, as applicable) as of the date first set forth above.

SongVest:

RoyaltyTraders LLC dba SongVest

By:	/s/ Sean Peace	(SEAL)

Name:	Sean Peace

Title:	Founder/CEO

Seller:

By:	/s/ Fred Scruggs

Name:	Fred Scruggs

Title:	Seller

SCHEDULE A

PORTFOLIO/ REVENUE SOURCES/ PERCENTAGE INTERESTS

1. Royalty Period – Commencing on the date of the closing of the Offering and ending upon the expiration of copyright.

2. Assets – The following are the type(s) of Assets contained in the Portfolio:

TITLE	ISWC CODE / BMI Work ID	SELLER’S % INTEREST
See attached Compositions List Exhibit B	See attached Compositions List Exhibit B	100% Writer’s Share excluding Public Performance 100% Publisher’s Share

3. Percentage Interests – The Percentage Interest in Seller’s Revenue Sources is One hundred percent (100%).

4. Revenue Sources – The Revenue Sources from sales and/or exploitations of Assets are as follows:

Type and Share:

a.	Mechanical Income – Writer’s Share and Publisher’s Share

b.	Licenses (including synchronization licenses) – Writer’s Share and Publisher’s Share

c.	Streaming – Writer’s Share and Publisher’s Share

d.	Public Performance Income –Publisher’s Share

5. Publisher and PRO – The current Publishers and/or PROs, as applicable, of Assets:

Publisher:	Universal Music Publishing Group

PRO:	BMI

6. Purchase Price and Royalty Interest – The Purchase Price shall be equal to either (i) the “Minimum” set forth below; (ii) the “Maximum” set forth below; or (iii) a number in between the “Minimum” and “Maximum” set forth below:

●	Minimum: $27,155.00, which shall entitle SongVest to 50% Royalty Interest in the Royalties(1)

●	Maximum: $54,310.00, which shall entitle SongVest to a 100% Royalty Interest in the Royalties(1)

(1)	For any Purchase Price that falls between the Minimum or Maximum amounts set forth above, the Royalty Interest in the Royalties to which SongVest shall be entitled will be calculated by multiplying the Purchase Price by a fraction, for which the numerator shall be the Purchase Price, and the denominator shall be the Maximum amount set forth above.

SCHEDULE B: FEES AND EXPENSES

SongVest intends to collect a fee equal to approximately 16% of the Purchase Price as compensation for its role in facilitating the Transaction. SongVest will also collect one thousand five hundred dollars ($1,500.00) to offset offering costs incurred through the use of the broker dealer and escrow agent services.

The Purchase Price agreed to by the Seller herein is not reduced by the aforementioned fees. SongVest may elect to forego these fees at its sole discretion.

EXHIBIT A-1

As of the 21st day of November, 2022

Universal Music Publishing Group

2100 Colorado Avenue,

Santa Monica, CA 90404

Attn: Chief Counsel

Gentlemen:

1. By the terms and conditions of that certain publishing administration agreement dated as of ________________, by and between Universal Music – Z Songs (“Universal”), on the one hand, Fred Lee Scruggs (“Writer”), individually and on behalf of Writer’s present and future music publishing designee(s), including without limitation, __________________(hereinafter individually and collectively referred to as “Grantor”) on the other hand (the “Agreement”), Universal is required (subject to the terms and conditions of the Agreement) to make certain payments to Grantor.

2. Although the Agreement provides for all royalty amounts becoming payable thereunder to be paid to Grantor (“Royalty Payments”), Grantor hereby requests and authorizes Universal to pay one hundred percent (100%) of any and all such amounts for those Compositions listed in Schedule A attached hereto, directly to RoyaltyTraders LLC dba SongVest (“Authorized Party”), which amounts shall be paid by direct deposit in accordance with the information specified on Universal’s payment information and tax forms, which are attached hereto.

3. Grantor hereby acknowledges and confirms that all payments hereunder shall constitute payments to Grantor under the Agreement, and Universal will have no liability whatsoever to any person or entity by reason of any erroneous payment or any failure to comply with this authorization.

4. Universal’s compliance with this authorization shall constitute an accommodation to Grantor alone. This authorization and Universal’s compliance therewith shall not constitute an assignment of Grantor’s rights under the Agreement to the Authorized Party. The Authorized Party is not a beneficiary of any advances or Royalty Payments and/or the Agreement. This letter shall not be deemed to give any right or remedy to the Authorized Party. Grantor will indemnify and hold Universal harmless against any claims asserted against Universal and any damages, losses or expenses Universal may incur by reason of any payment, erroneous payment or otherwise in connection herewith. Pending the determination of any such claim, Universal may withhold payment of royalties or other monies due to Grantor under the Agreement. Any such payments of withheld funds shall be without prejudice to the rights of Universal in the event of a subsequent institution of litigation or an adjudication.

For the avoidance of doubt, this Letter of Direction is freely revocable by Grantor, Universal and/or the Authorized Party at any time.

Very truly yours,

Fred Lee Scruggs

Schedule A

To Universal Letter of Direction

List of Compositions

Title	UMPG Song Code
Loot	AUP313
Gametime	BBI220
Getdafucout	CZ0033
Da Mad Face Invasion	CZ0034
Bichasbootleguz	CZ0035
Blac Vagina Finda	CZ0036
Throw Ya Gunz	CZ0037
Stik ‘N’ Muve	CZ0038
Nigga Bridges	CZ0039
Bichasniguz	CZ0040
Here ‘N’ Now	CZ0041
Phat (‘N’ All Dat)	CZ0042
Bust Dat Ass	CZ0043
Shifftee	CZ0044
Da Bounca Nigga	CZ0045
All We Got Iz Us (Evil Streets)	CZ2452
I Murder U	CZ2453
Most Def	CZ2454
Maintain	CZ2455
Walk In New York	CZ2456
Act Up	CZ2457
2 Wrongs	CZ2458
Life Or Death	CZ2459
Betta Off Dead	CZ2460
Punkmotherfukaz	CZ2461
Getto Mentalitee	CZ2462
Last Dayz	CZ2463
Purse Snatchaz	CZ2464
Shout	CZ2465
Live Niggaz	CZ2466
Thangz Changed	CZ2806
Playing With Lightning	CZ4821
Cramp Your Style	GL3612
Da Nex Niguz	JF5749
Onyx Is Here	LH4863
Bacdafucup	LH4867

Title	UMPG Song Code
Platform	MP1423
Disgusting	MZ4123
Judgement Night	NB5847
Say What	NL8512
Worst, The	NL8526
K.I.M.	PN4721
Nasty’s World	PU0768
Raze It Up	QI4078
Come Clean	R90920
Come Clean - Instrumental 12	R90922
Gimme The Loot	R94688
SICKO MODE	SW1290
Danger	X61916

Exhibit B

List of Compositions

Title	UMPG Song Code
Loot	AUP313
Gametime	BBI220
Getdafucout	CZ0033
Da Mad Face Invasion	CZ0034
Bichasbootleguz	CZ0035
Blac Vagina Finda	CZ0036
Throw Ya Gunz	CZ0037
Stik ‘N’ Muve	CZ0038
Nigga Bridges	CZ0039
Bichasniguz	CZ0040
Here ‘N’ Now	CZ0041
Phat (‘N’ All Dat)	CZ0042
Bust Dat Ass	CZ0043
Shifftee	CZ0044
Da Bounca Nigga	CZ0045
All We Got Iz Us (Evil Streets)	CZ2452
I Murder U	CZ2453
Most Def	CZ2454
Maintain	CZ2455
Walk In New York	CZ2456
Act Up	CZ2457
2 Wrongs	CZ2458
Life Or Death	CZ2459
Betta Off Dead	CZ2460
Punkmotherfukaz	CZ2461
Getto Mentalitee	CZ2462
Last Dayz	CZ2463
Purse Snatchaz	CZ2464
Shout	CZ2465
Live Niggaz	CZ2466
Thangz Changed	CZ2806
Playing With Lightning	CZ4821
Cramp Your Style	GL3612
Da Nex Niguz	JF5749
Onyx Is Here	LH4863
Bacdafucup	LH4867

Title	UMPG Song Code
Platform	MP1423
Disgusting	MZ4123
Judgement Night	NB5847
Say What	NL8512
Worst, The	NL8526
K.I.M.	PN4721
Nasty’s World	PU0768
Raze It Up	QI4078
Come Clean	R90920
Come Clean - Instrumental 12	R90922
Gimme The Loot	R94688
SICKO MODE	SW1290
Danger	X61916